NewsRelease

Teledyne to Acquire FLIR Systems
Cash and Stock Transaction Valued at Approximately $8.0 Billion
Teledyne and FLIR to Host Joint Conference Call and Webcast at 11:00 a.m. Eastern Today

THOUSAND OAKS, Calif. and ARLINGTON, Va. – January 4, 2021 – Teledyne Technologies Incorporated (NYSE:TDY) (“Teledyne”) and FLIR Systems, Inc. (NASDAQ:FLIR) (“FLIR”) jointly announced today that they have entered into a definitive agreement under which Teledyne will acquire FLIR in a cash and stock transaction valued at approximately $8.0 billion.

Under the terms of the agreement, FLIR stockholders will receive $28.00 per share in cash and 0.0718 shares of Teledyne common stock for each FLIR share, which implies a total purchase price of $56.00 per FLIR share based on Teledyne’s 5-day volume weighted average price as of December 31, 2020. The transaction reflects a 40% premium for FLIR stockholders based on FLIR’s 30-day volume weighted average price as of December 31, 2020.

As part of the transaction, Teledyne has arranged a $4.5 billion 364-day credit commitment to fund the transaction and refinance certain existing debt. Teledyne expects to fund the transaction with permanent financing prior to closing. Net leverage at closing is expected to be approximately 4.0x adjusted pro forma EBITDA with leverage declining to less than 3.0x by the end of 2022.

Teledyne expects the acquisition to be immediately accretive to earnings, excluding transaction costs and intangible asset amortization, and accretive to GAAP earnings in the first full calendar year following the acquisition.

“At the core of both our companies is proprietary sensor technologies. Our business models are also similar: we each provide sensors, cameras and sensor systems to our customers. However, our technologies and products are uniquely complementary with minimal overlap, having imaging sensors based on different semiconductor technologies for different wavelengths,” said Robert Mehrabian, Executive Chairman of Teledyne. “For two decades, Teledyne has demonstrated its ability to compound earnings and cash flow consistently and predictably. Together with FLIR and an optimized capital structure, I am confident we shall continue delivering superior returns to our stockholders.”

“FLIR’s commitment to innovation spanning multiple sensing technologies has allowed our company to grow into the multi-billion-dollar company it is today,” said Earl Lewis, Chairman of FLIR. “With our new partner’s platform of complementary technologies, we will be able to continue this trajectory, providing our employees, customers and stockholders even more exciting momentum for growth. Our Board fully supports this transaction, which delivers immediate value and the opportunity to participate in the upside potential of the combined company.”

Jim Cannon, President and Chief Executive Officer of FLIR, said, “We could not be more excited to join forces with Teledyne through this value-creating transaction. Together, we will offer a uniquely complementary end-to-end portfolio of sensory technologies for all key domains and applications across a well-balanced, global customer base. We are pleased to be partnering with an organization that shares our focus on continuous innovation and operational excellence, and we look forward to working closely with the Teledyne team as we bring our two companies together to capitalize on the important opportunities ahead.”

Fourth Quarter Financial Results
In a separate press release issued today, Teledyne announced improved preliminary financial results for the fourth quarter and full year 2020. The Teledyne press release is available on www.teledyne.com. FLIR noted today that it expects to meet or exceed the full year fiscal 2020 guidance it provided on October 30, 2020.

Approvals and Timing
The transaction, which has been approved by the boards of directors of both companies, is expected to close in the middle of 2021 subject to the receipt of required regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, approvals of Teledyne and FLIR stockholders and other customary closing conditions.

Advisors
Evercore is acting as exclusive financial advisor and McGuireWoods LLP is acting as legal advisor to Teledyne in connection with the transaction. Goldman Sachs & Co. LLC is acting as exclusive financial advisor and Hogan Lovells US LLP is acting as legal advisor to FLIR in connection with the transaction. Teledyne has entered into a 364-day senior unsecured bridge facility credit agreement with Bank of America as sole lead arranger and administrative agent.

Conference Call and Webcast
At 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today, Teledyne and FLIR will host a conference call to discuss the acquisition. A live webcast of the call can be accessed at Teledyne’s website at www.teledyne.com/investors/presentations. Please connect to the website at least 15 minutes prior to the start of the call to allow adequate time for any software download that may be required.

A replay will be available at www.teledyne.com/investors/presentations approximately three hours after the call and will be available for approximately one month.

About Teledyne
Teledyne is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne’s operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, please visit www.teledyne.com.

About FLIR
Founded in 1978, FLIR is a world-leading industrial technology company focused on intelligent sensing solutions for defense and industrial applications. FLIR’s vision is to be “The World’s Sixth Sense,” creating technologies to help professionals make more informed decisions that save lives and livelihoods. For more information, please visit www.flir.com

Additional Information and Where to Find It
In connection with the proposed transaction between Teledyne and FLIR, Teledyne will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement of Teledyne and FLIR and a prospectus of Teledyne, as well as other relevant documents concerning the proposed transaction. The proposed transaction involving Teledyne and FLIR will be submitted to Teledyne’s stockholders and FLIR’s stockholders for their consideration. Stockholders of Teledyne and stockholders of FLIR are urged to read the registration statement and the joint proxy statement/prospectus regarding the transaction when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

Stockholders will be able to obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about Teledyne and FLIR, without charge, at the SEC’s website (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to Teledyne, Attn: Investor Relations, 1049 Camino Dos Rios, Thousand Oaks, California 91360, or to FLIR, Attn: Corporate Secretary, 1201 S Joyce St, Arlington, Virginia 22202.

Participants in the Solicitation
Teledyne, FLIR and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding Teledyne’s directors and executive officers is available in its definitive proxy statement for its 2020 Annual Meeting, which was filed with the SEC on March 10, 2020, its Annual Report on Form 10-K for the year ended December 28, 2019, which was filed with the SEC on February 24, 2020, and certain of its Current Reports on Form 8-K. Information regarding FLIR’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 11, 2020, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC. Free copies of this document may be obtained as described in the preceding paragraph.

No Offer or Solicitation
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933.

Cautionary Statement Regarding Forward Looking Statements
This report contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the financial condition, results of operations and businesses of Teledyne in the future. Forward-looking statements involve risks and uncertainties, are based on the current expectations of the management of Teledyne and are subject to uncertainty and changes in circumstances. The forward-looking statements contained herein may include statements about the expected effects on Teledyne of the proposed acquisition of FLIR, the anticipated timing and scope of the proposed transaction, anticipated earnings enhancements, estimated cost savings and other synergies related to the proposed transaction, costs to be incurred in achieving synergies, anticipated capital expenditures and product developments, and other strategic options. Forward-looking statements generally are accompanied by words such as “projects”, “intends”, “expects”, “anticipates”, “targets”, “estimates”, “will” and words of similar import that convey the uncertainty of future events or outcomes. All statements made in this communication that are not historical in nature should be considered forward-looking. By its nature, forward-looking information is not a guarantee of future performance or results and involves risks and uncertainties because it relates to events and depends on circumstances that will occur in the future.

Actual results could differ materially from these forward-looking statements. Many factors could change anticipated results, including ongoing challenges and uncertainties posed by the COVID-19 pandemic for businesses and governments around the world; the occurrence of any event, change or other circumstances that could give rise to the right of Teledyne or FLIR or both to terminate the Merger Agreement; the outcome of any legal proceedings that may be instituted against Teledyne or FLIR in connection with the Merger Agreement; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction) or stockholder approvals or to satisfy any of the other conditions to the proposed transaction on a timely basis or at all; the failure to obtain the debt portion of the financing for the proposed transaction; the inability to complete the acquisition and integration of FLIR successfully, to retain customers and key employees and to achieve operating synergies, including the possibility that the anticipated benefits of the proposed transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Teledyne and FLIR do business; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; changes in relevant tax and other laws; the inability to develop and market new competitive products; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards; and operating results of FLIR being lower than anticipated.

Additional factors that could cause results to differ materially from those described above can be found in Teledyne’s Annual Report on Form 10-K for the year ended December 29, 2019, and its Quarterly Reports on Form 10-Q for the periods ended March 29, June 28 and September 27, 2020, all of which are on file with the SEC and available in the “Investors” section of Teledyne’s website, teledyne.com, under the heading “Investor Information” and in other documents Teledyne files with the SEC, and in FLIR’s Annual Report on Form 10-K for the year ended December 31, 2019, and its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2020, all of which are on file with the SEC and available on the “Investor Relations” page of FLIR’s website, flir.com, under the heading “Filings and Financials” and in other documents FLIR files with the SEC.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Neither Teledyne nor FLIR assumes any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Teledyne Technologies Incorporated Contact:	Jason VanWees Executive Vice President +1 805-373-4542	FLIR Systems, Inc. Contacts:
Investor Contact:
Sarah Key
Phone: +1 703-682-3400
Email: sarah.key@flir.com

Media Contacts:
Tim McDowd
Phone: +1 503-498-3146
Email: tim.mcdowd@flir.com

Matthew Sherman / Sharon Stern / Aaron Palash
Joele Frank Wilkinson Brimmer Katcher
212-355-4449